Exhibit 99.1

Explanatory Note

Warrior Met Coal, Inc. (the “Company”) is filing this exhibit (this “Exhibit”) solely for changes in the Company’s reportable segment information and the related impact to segment disclosures as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Form 10-K”), as filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2025. As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 (as filed with the SEC on August 6, 2025), the Company made changes to the composition of our segments. Following the commencement of revenue-generating activities for the Blue Creek mine during the three months ended June 30, 2025, the manner in which the Company's chief operating decision maker ("CODM"), the Chief Executive Officer, measures financial performance and allocates resources changed. The Company reassessed its segment reporting and determined that it continues to have one reportable segment identified as Mining which consists of Mine No. 4, Mine No. 7 and the Blue Creek mine. The Company recast prior period information related to the change in segments, however, there were no revenues or cost of sales associated with the Blue Creek mine. This Exhibit should be read in conjunction with the 2024 Form 10-K. For developments subsequent to the filing of the 2024 10-K, refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

TABLE OF CONTENTS

Index to Financial Statements	F-1

i

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Warrior Met Coal, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Warrior Met Coal, Inc. (the Company) as of December 31, 2024 and 2023, the related statements of operations, changes in equity, and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 13, 2025 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosure to which it relates.

Asset Retirement Obligations

Description of the Matter

At December 31, 2024, the Company had recorded asset retirement obligations of approximately $85.2 million for the estimated costs to reclaim surface lands and supporting infrastructure in accordance with applicable reclamation laws in the United States as defined by each mining permit. Changes in the asset retirement obligations are more fully described in Note 8 to the consolidated financial statements.

The calculation of reclamation obligations requires significant judgment due to the inherent complexity in estimating the amount and timing of future costs and determining an appropriate rate to discount these costs back to their present value.

Auditing the Company's asset retirement obligations involved a high degree of subjectivity as estimates underlying the determination of the obligation were based on assumptions unique to mining operations and subject to various laws and regulations governing the protection of the applicable environment, including estimates of disturbed acreage as determined from engineering data, estimates of future costs to reclaim the disturbed acreage and the timing and amount of related cash flows, which are discounted using a credit-adjusted, risk-free rate. Actual costs incurred in future periods could differ from amounts estimated and future changes to environmental laws and regulations could increase the extent of reclamation work required.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s process for evaluating the asset retirement obligations. For example, we tested controls over management’s review of the assumptions described above.

To test the asset retirement obligations, our audit procedures included, among others, involving our specialist to assist us in evaluating the Company’s reclamation cost estimates, including estimates of disturbed acreage, the scope of estimated reclamation activities against regulatory requirements, the associated future reclamation costs, and the timing of related cash flows, and the Company's reclamation methodology against industry practice. We also evaluated management’s methodology for determining the credit adjusted risk-free rate used to discount the asset retirement obligations.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2016.

Birmingham, Alabama

February 13, 2025, except for Note 20,

as to which the date is September 26, 2025

WARRIOR MET COAL, INC.

BALANCE SHEETS

(in thousands)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$491,547	$738,197
Short-term investments	14,622	9,030
Trade accounts receivable	140,867	98,225
Other receivables	728	4,379
Income tax receivable	—	7,833
Inventories, net	207,590	183,949
Prepaid expenses and other	31,708	27,553
Total current assets	887,062	1,069,166
Restricted cash	7,585	—
Mineral interests, net	72,245	80,442
Property, plant and equipment, net	1,549,470	1,179,609
Deferred income taxes	3,210	5,854
Long-term investments	44,604	—
Other long-term assets	27,340	21,987
Total assets	$2,591,516	$2,357,058

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,178	$36,245
Accrued expenses	85,369	81,612
Asset retirement obligations	13,032	12,500
Short-term financing lease obligations	13,208	11,463
Other current liabilities	18,643	5,850
Total current liabilities	170,430	147,670
Long-term debt	153,612	153,023
Asset retirement obligations	72,138	71,666
Black lung obligations	34,467	26,966
Financing lease obligations	6,217	8,756
Deferred income taxes	63,835	74,531
Total liabilities	500,699	482,612
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares, 54,533,374 issued and 52,311,533 outstanding as of December 31, 2024 and 54,240,764 issued and 52,018,923 outstanding as of December 31, 2023)	545	542
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of December 31, 2024, and December 31, 2023)	(50,576)	(50,576)
Additional paid in capital	289,808	279,332
Retained earnings	1,851,040	1,645,148
Total stockholders’ equity	2,090,817	1,874,446
Total liabilities and stockholders’ equity	$2,591,516	$2,357,058

The accompanying notes are an integral part of these consolidated financial statements.

WARRIOR MET COAL, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the year ended December 31,
	2024	2023	2022
Revenues:
Sales	$1,499,980	$1,647,992	$1,707,579
Other revenues	25,240	28,633	31,159
Total revenues	1,525,220	1,676,625	1,738,738
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	1,007,297	910,269	710,605
Cost of other revenues (exclusive of items shown separately below)	45,449	37,486	27,047
Depreciation and depletion	153,982	127,356	115,279
Selling, general and administrative	63,078	51,817	48,791
Business interruption	524	8,291	23,455
Idle mine	—	—	12,137
Total costs and expenses	1,270,330	1,135,219	937,314
Operating income	254,890	541,406	801,424
Interest expense	(4,271)	(17,960)	(31,433)
Interest income	33,047	40,699	12,438
Loss on early extinguishment of debt	—	(11,699)	—
Other (expense) income	—	(1,027)	675
Income before income taxes	283,666	551,419	783,104
Income tax expense	33,063	72,790	141,806
Net income	$250,603	$478,629	$641,298
Basic and diluted net income per share:
Net income per share—basic	$4.79	$9.21	$12.42
Net income per share—diluted	$4.79	$9.20	$12.40
Weighted average number of shares outstanding—basic	52,287	51,973	51,622
Weighted average number of shares outstanding— diluted	52,345	52,045	51,715
Dividends per share:	$0.82	$1.16	$1.54

The accompanying notes are an integral part of these consolidated financial statements.

WARRIOR MET COAL, INC.

STATEMENTS OF CHANGES IN EQUITY

(in thousands)

	Common Stock	Preferred Stock	Treasury Stock	Additional Paid in Capital	Retained Earnings	Total Stockholders’ Equity
Balance at December 31, 2021	$537	$—	$(50,576)	$256,059	$665,963	$871,983
Net income	—	—	—	—	641,298	641,298
Dividends declared ($1.54 per share)	—	—	—	—	(79,665)	(79,665)
Stock compensation	—	—	—	17,621	—	17,621
Other	2	—	—	(3,724)	—	(3,722)
Balance at December 31, 2022	$539	$—	$(50,576)	$269,956	$1,227,596	$1,447,515
Net income	—	—	—	—	478,629	478,629
Dividends declared ($1.16 per share)	—	—	—	—	(61,077)	(61,077)
Stock compensation	—	—	—	18,300	—	18,300
Other	3	—	—	(8,924)	—	(8,921)
Balance at December 31, 2023	$542	$—	$(50,576)	$279,332	$1,645,148	$1,874,446
Net income	—	—	—	—	250,603	250,603
Dividends declared ($0.82 per share)	—	—	—	—	(44,711)	(44,711)
Stock compensation	—	—	—	22,256	—	22,256
Other	3	—	—	(11,780)	—	(11,777)
Balance at December 31, 2024	$545	$—	$(50,576)	$289,808	$1,851,040	$2,090,817

The accompanying notes are an integral part of these consolidated financial statements.

WARRIOR MET COAL, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	For the year ended December 31,
	2024	2023	2022
OPERATING ACTIVITIES
Net income	$250,603	$478,629	$641,298
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	153,982	127,356	115,279
Deferred income tax (benefit) expense	(8,052)	52,871	141,806
Stock-based compensation expense	22,070	18,207	17,621
Mark-to-market loss on gas hedges	1,835	—	4,043
Amortization of debt issuance costs and debt discount	1,590	2,094	3,165
Accretion and valuation adjustment of ARO	5,435	4,535	1,941
Loss on early extinguishment of debt	—	11,699	—
Changes in operating assets and liabilities:
Trade accounts receivable	(42,642)	53,601	(29,676)
Other receivables	3,651	1,187	7,225
Income tax receivable	7,833	(7,833)	—
Inventories	(18,495)	(30,785)	(79,845)
Prepaid expenses and other current assets	(4,155)	(2,034)	888
Accounts payable	(2,551)	215	(5,442)
Accrued expenses and other current liabilities	1,207	(8,645)	22,803
Other	(4,863)	11	798
Net cash provided by operating activities	367,448	701,108	841,904
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(457,221)	(491,674)	(205,242)
Deferred mine development costs	(31,060)	(33,112)	(48,935)
Purchase of investments	(49,721)	—	—
Acquisition of leased mineral rights	—	—	(3,500)
Acquisitions, net of cash acquired	—	(2,421)	2,533
Net cash used in investing activities	(538,002)	(527,207)	(255,144)
FINANCING ACTIVITIES
Dividends paid	(43,823)	(61,077)	(79,665)
Retirements of debt	—	(162,358)	(39,382)
Proceeds from financing lease obligations	4,503	—	—
Principal repayments of financing lease obligations	(17,414)	(32,330)	(30,348)
Other	(11,777)	(9,419)	(3,724)
Net cash used in financing activities	(68,511)	(265,184)	(153,119)
Net (decrease) increase in cash and cash equivalents	(239,065)	(91,283)	433,641
Cash, cash equivalents, and restricted cash at beginning of period	738,197	829,480	395,839
Cash, cash equivalents, and restricted cash at end of period	$499,132	$738,197	$829,480

Cash and cash equivalents at beginning of period	$738,197	$829,480	$395,839
Restricted cash at beginning of period	—	—	—
Cash, cash equivalents and restricted cash at beginning of period	$738,197	$829,480	$395,839

Cash and cash equivalents at end of period	$491,547	$738,197	$829,480
Restricted cash at end of period	7,585	—	—
Cash, cash equivalents and restricted cash at end of period	$499,132	$738,197	$829,480

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid, net of capitalized interest	$13,621	$23,970	$27,810
Cash paid for income taxes	$26,500	$27,004	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Financing leases - equipment	$12,147	$11,312	$8,150

The accompanying notes are an integral part of these consolidated financial statements.

WARRIOR MET COAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1—Business and Basis of Presentation

Description of the Business

Warrior Met Coal, Inc. is a U.S.-based, environmentally and socially minded supplier to the global steel industry. The Company is dedicated entirely to mining non-thermal steelmaking coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. The Company is a large-scale, low-cost producer and exporter of premium steelmaking coal, also known as hard-coking coal ("HCC"), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that the Company produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties. The Company also generates ancillary revenues from the sale of natural gas extracted as a byproduct from the underground coal mines and royalty revenues from leased properties.

Basis of Presentation

The accompanying financial statements include the accounts of Warrior Met Coal, Inc and its subsidiaries (the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

Collective Bargaining Agreement

The Company's Collective Bargaining Agreement (“CBA”) contract with the United Mine Workers of America (“UMWA”) expired on April 1, 2021 and the labor union initiated a strike after an agreement on a new contract was not reached. As a result of the strike, the Company initially idled Mine No. 4 and scaled back operations at Mine No. 7. In the first quarter of 2022, the Company restarted operations at Mine No. 4. Due to the reduced operations at Mine No. 4 and Mine No. 7, the Company incurred idle mine expense of $12.1 million for the year ended December 31, 2022. This expense is reported separately in the Statements of Operations and represents expenses incurred while the respective mine was idled or operating below normal capacity, such as electricity, insurance and maintenance labor. The Company incurred no idle mine expense for the years ended December 31, 2024 and December 31, 2023. The Company incurred business interruption expenses of approximately $0.5 million for the year ended December 31, 2024, which represents ongoing legal expenses associated with the ongoing labor negotiations. The Company incurred $8.3 million and $23.5 million for the years ended December 31, 2023 and December 31, 2022, respectively, which represent non-recurring expenses that were directly attributable to the labor strike for incremental safety and security, labor negotiations and other expenses. These expenses are also presented separately in the Statements of Operations. On February 16, 2023, the labor union representing certain of the Company's hourly employees announced that they were ending the strike and made an unconditional offer to return to work. The Company continues to engage in good faith efforts with the labor union to reach an agreement on a new contract.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The Company prepares its financial statements in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Due to the inherent uncertainty involved in making estimates, actual results could differ from those estimates.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include short-term deposits and highly liquid investments that have original maturities of three months or less when purchased and are stated at cost, which approximates fair value. Restricted cash consist of cash that the Company is contractually obligated to maintain in a money market account as collateral for workers' compensation claims. Restricted cash is classified as noncurrent based on the nature of the restriction.

Investments

Instruments with maturities greater than three months, but less than twelve months, are included in short-term investments. The Company purchases fixed income securities and certificates of deposits with varying maturities that are classified as available for sale and are carried at fair value. Securities classified as held to maturity securities are those securities that management has the intent and ability to hold to maturity.

As of December 31, 2024 and December 31, 2023, short-term investments consisted of $14.6 million and $9.0 million in cash and fixed income securities. The short-term investments as of December 31, 2024 and December 31, 2023, consists of $14.6 million and $9.0 million posted as collateral for the self-insured black lung related claims asserted by or on behalf of former employees of Walter Energy, Inc. ("Walter Energy") and its subsidiaries, which were assumed by the Company and relate to periods prior to March 31, 2016, respectively. The Company also had $5.1 million in fixed income securities as of December 31, 2024 with maturities less than twelve months and the Company had no such investments as of December 31, 2023.

As of December 31, 2024, long-term investments consisted of $44.6 million in fixed income securities with maturities greater than twelve months. The Company had no such investments as of December 31, 2023.

Concentrations of Credit Risk and Major Customers

The Company’s principal line of business is mining and marketing steelmaking coal to foreign steel producers. For the year ended December 31, 2024, approximately 98.3% of sales were derived from coal shipments to customers, located primarily in Europe, South America and Asia. At December 31, 2024 approximately 98.0% of trade receivables were related to these customers. For the year ended December 31, 2024, the Company's geographic customer mix was 42% in Asia, 38% in Europe, 19% in South America and 1% in the U.S.

During the year ended December 31, 2024, three of our customers accounted for $190.8 million, or 12.7%, $190.1 million, or 12.7%, and $178.1 million, or 11.9% of total revenues, respectively. During the year ended December 31, 2023, three of our customers accounted for $246.4 million, or 14.9%, $205.7 million, or 12.4% and $195.3 million, or 11.8% of total revenues, respectively. During the year ended December 31, 2022, three of our customers accounted for $330.1 million, or 19.1%, $207.8 million, or 12.0%, and $187.0 million, or 10.8% of total revenues, respectively.

Revenue Recognition

Revenue is recognized when performance obligations under the terms of a contract with the Company's customers are satisfied; for all contracts this occurs when control of the promised goods have been transferred to the Company's customers and risk of loss passes to the customer. For coal shipments to domestic customers via rail, control is transferred when the railcar is loaded. For coal shipments to international customers via ocean vessel, control is typically transferred when the vessel is loaded at the Port of Mobile in Alabama. Occasionally, the Company will sell coal stockpiles at the barge loadout or port upon which control, title and risk of loss transfers when stockpiles are segregated. For all steelmaking coal sales under average pricing contracts where pricing is not finalized when revenue is recognized, revenue is recorded based on estimated consideration to be received at the date of the sale. For natural gas sales, control is transferred when the gas has been transferred to the pipeline. Revenue is disaggregated between coal sales within the Company's mining segment and natural gas sales included in all other revenues, as disclosed in Note 20.

The Company's coal and gas sales generally include up to 45-day payment terms following the transfer of control of the goods to the customer unless secured by a letter of credit which could include up to 60-day payment terms. The Company typically does not include extended payment terms in its contracts with customers.

Trade Accounts Receivable and Allowance for Credit Losses

Trade accounts receivable are stated at cost. Trade accounts receivable represent customer obligations that are derived from revenue recognized from contracts with customers. Credit is extended based on an evaluation of the individual customer's financial condition. The Company maintains trade credit insurance on the majority of its customers and the geographic regions of coal shipments to these customers. In some instances, the Company requires letters of credit, cash collateral or prepayments from its customers on or before shipment to mitigate the risk of loss. These efforts have consistently resulted in the Company recognizing no historical credit losses. The Company also has never had to have a claim against its trade credit insurance policy.

In order to estimate the allowance for credit losses on trade accounts receivable, the Company utilizes an aging approach in which potential impairment is calculated based on how long a receivable has been outstanding (e.g., current, 1-31, 31-60, etc.). The Company calculates an expected credit loss rate based on the Company’s historical credit loss rate, the risk characteristics of its customers, and the current steelmaking coal and steel market environments. As of December 31, 2024, the estimated allowance for credit losses was immaterial and did not have a material impact on the Company's financial statements.

Shipping and Handling

Costs incurred to transport coal to the point of sale at the Port of Mobile, Alabama, are included in cost of sales and the gross amounts billed to customers, if any, to cover shipping and handling to the ultimate/final destination are included in sales.

Inventories

Inventories are valued at the lower of cost or net realizable value. Coal inventory costs include labor, supplies, equipment costs, operating overhead, freight, royalties, depreciation and depletion and other related costs. Coal inventories are valued using the first-in, first-out inventory valuation method. The valuation of coal inventories is subject to estimates due to possible gains and losses resulting from inventory movements from the mine site to storage facilities, inherent inaccuracies in belt scales and aerial surveys used to measure quantities and fluctuations in moisture content. Periodic adjustments to coal tonnages on hand are made for an estimate of coal shortages and overages due to these inherent gains and losses, primarily based on historical results from aerial surveys and periodic coal pile clean-ups. Supplies inventories are valued using the average cost method of accounting. Management evaluates its supplies inventory in terms of excess and obsolete exposures which includes such factors as anticipated usage, inventory turnover, inventory levels and ultimate market value. A reserve for excess and obsolete supplies inventory is established and charged to cost of sales in the Statements of Operations.

Deferred Longwall Move Expenses

Direct costs, including labor and supplies, associated with moving longwall equipment and the related equipment refurbishment costs are deferred and included in prepaid expenses. These deferred costs are amortized on a units-of-production basis into cost of sales over the life of the subsequent panel of coal mined by the longwall equipment. See Note 4 for further disclosures related to deferred longwall move expenses.

Advanced Mining Royalties

Lease rights to coal reserves are often acquired in exchange for royalty payments. Advance mining royalties are advance payments made to lessors under terms of mineral lease agreements that are recoupable against future production royalties. These advance payments are deferred and charged to operations as the coal reserves are mined. Advance mining royalties are included in other long-term assets. See Note 6.

Property, Plant and Equipment

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is recorded principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the lesser of the useful life of the improvement or the remaining lease term. Estimated useful lives used in computing depreciation expense range from three to ten years for machinery and equipment, and from fifteen to thirty years for land improvements and buildings. Well life is used to estimate the useful life for gas properties and related development, and mine life is used for amortizing mine development costs. Gains and losses upon disposition are reflected in the Statements of Operations in the period of disposition. Maintenance and repair expenditures are charged to cost of sales as incurred.

Deferred Mine Development

Costs of developing new underground mines and certain underground expansion projects are capitalized. Underground development costs, which are costs incurred to make the coal physically accessible, may include construction permits and licenses, mine design, construction of access roads, main entries, airshafts, roof protection and other facilities. Mine development costs are amortized primarily on a units-of-production basis over the estimated reserve tons directly benefiting from the capital expenditures. Costs amortized during the production phase of a mine are capitalized into inventory and expensed to cost of sales as the coal is sold. Coal sales revenue related to incidental production during the development phase are recorded as sales with an offset to cost of sales based on the estimated cost per ton sold for the mine when the asset is in place for its intended use. Amortization expense was $5.5 million and $2.3 million for the years ended December 31, 2024 and December 31, 2023, respectively, and is included in depreciation and depletion in the accompanying Statements of Operations. No such amortization had occurred for the year ended December 31, 2022.

Owned and Leased Mineral Interests

Costs to obtain coal reserves and lease mineral rights are capitalized based on cost or the fair value at acquisition and depleted using the units-of-production method over the life of proven and probable reserves. Lease agreements are generally long-term in nature (original terms range from 10 to 50 years) and substantially all of the leases contain provisions that allow for automatic extension of the lease term provided certain requirements are met. Depletion expense was $8.4 million, $7.3 million, and $7.4 million for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively, and is included in depreciation and depletion in the accompanying Statements of Operations.

Asset Retirement Obligations

The Company has certain asset retirement obligations primarily related to mine closing reclamation costs, perpetual water care costs and other costs associated with dismantling and removing facilities. Asset retirement obligations are determined for each mine using various estimates and assumptions, including estimates of disturbed acreage as determined from engineering data, estimates of future costs to reclaim the disturbed acreage and the timing of related cash flows, discounted using a credit-adjusted, risk-free rate. The Company's asset retirement obligations also include estimates to reclaim gas wells in accordance with the Oil and Gas Board of Alabama. On at least an annual basis, the Company reviews the entire asset retirement obligation liability and makes necessary adjustments for permit changes, the anticipated timing of mine closures, and revisions to cost estimates and productivity assumptions to reflect current experience. As changes in estimates occur, the carrying amount of the obligation and asset are revised to reflect the new estimate after applying the appropriate credit-adjusted, risk-free discount rate. The future costs of these obligations are accrued at the estimated fair value in the period in which they are incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement cost is capitalized as part of the carrying amount of the long-lived asset. For sites where there is no asset, expense or income is recognized for changes in estimates.

Capitalized asset retirement costs are amortized on a units-of-production basis over the estimated reserves. Accretion of the asset retirement obligation is recognized over time and generally will escalate over the life of the producing asset, typically as production declines. Accretion is included in cost of sales on the Statements of Operations.

Accrued mine closing costs, perpetual care costs and reclamation costs and other costs of dismantling and removing facilities are regularly reviewed by management and revised for changes in future estimated costs and regulatory requirements, as necessary. For ongoing operations, adjustments to the liability result in an adjustment to the corresponding asset. For some operations, adjustments to the liability are recognized as income or expense in the period the adjustment is recorded as no asset exists. Any difference between the recorded obligation and the actual cost of reclamation is recorded in profit or loss in the period the obligation is settled. See Note 8 for further disclosures related to asset retirement obligations.

Impairment of Long-Lived Assets

Property, plant and equipment and other long-lived assets are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that would indicate possible impairment. When impairment indicators exist, the Company uses an estimate of the future undiscounted cash flows of the related asset or asset group over the remaining life in measuring whether or not the asset values are recoverable. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, impairment is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset or asset group. Fair value is generally determined using market quotes, if available, or a discounted cash flow approach. The Company’s estimate of future undiscounted cash flows is based on assumptions including long-term steelmaking coal pricing forecasts, anticipated production volumes and mine operating costs for the life of the mine or estimated useful life of the asset.

Equity Award Compensation

The Company accounts for equity award-based compensation to employees and non-employee/directors in accordance with ASC 718 requiring employee equity awards to be accounted for under the fair value method. The Company recognizes forfeitures as they occur. The Company recognizes compensation expense associated with equity awards for all awards made to employees as the requisite service, performance and market vesting conditions are met. For units granted containing only service and performance conditions, the fair value of the award is equal to the market price of the Company's common stock at the date of grant. For units granted containing only a market condition, the fair value of the award is determined utilizing a Monte Carlo simulation model which incorporates the total stockholder return hurdles set for each grant.

Compensation expense for equity awards with a service-only condition is recognized over the employee’s requisite service period using a graded vesting method. For awards with a performance condition that affects vesting, the performance condition is not considered in determining the award’s grant-date fair value; however, the performance conditions are considered when estimating the quantity of awards that are expected to vest. No compensation expense is recorded for awards with performance conditions until the performance condition is determined to be probable of achievement. For awards with a market condition that affects vesting, the market condition is considered in determining the award’s grant-date fair value. Compensation expense for awards with a market condition is recognized straight-line over the derived or implied service period.

Compensation expense for equity awards is included in cost of sales, cost of other revenues and selling, general and administrative costs in the accompanying Statements of Operations.

Deferred Financing Costs

The costs to obtain new debt financing or amend existing financing agreements are deferred and amortized to interest expense over the life of the related indebtedness or credit facility using the straight-line method. As of December 31, 2024 and December 31, 2023, there were $2.0 million and $3.0 million, respectively, of unamortized origination fees related to the ABL Facility (as defined in Note 13) in other long-term assets on the accompanying Balance Sheets. See Note 6 for further disclosure related to origination fees. As of December 31, 2024 and December 31, 2023 there were $2.9 million and $3.5 million, respectively, of unamortized deferred financing costs and debt discount, net, related to the Notes (as defined in Note 13), which is presented as a net deduction from the carrying amount of the related debt recognized in the accompanying Balance Sheets.

Income Taxes

The Company records a tax provision for the expected tax effects of the reported results of operations. The provision for income taxes is determined using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax impact of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Deferred income tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets and liabilities are expected to be realized or settled. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is believed more likely than not to be realized. When the Company concludes that all or part of the net deferred income tax assets are not realizable in the future, the Company makes an adjustment to the valuation allowance that is charged to earnings in the period that such determination was made.

The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three level hierarchy has been established for valuing assets and liabilities based on how transparent (observable) the inputs are that are used to determine fair value, with the inputs considered most observable categorized as Level 1 and those that are the least observable categorized as Level 3. Hierarchy levels are defined as follows:

Level 1: Quoted prices in active markets for identical assets and liabilities.

Level 2: Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3: Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Leases

The Company determines if an arrangement is a lease at inception. The Company has an accounting policy election that leases with an initial term of 12 months or less are not recorded on its balance sheet and lease payments are recognized in the Statements of Operations on a straight-line basis over the lease term. A right-of-use asset represents the Company's right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at the lease commencement date based on the present value of the lease payments over the lease term. For purpose of calculating such present values, lease payments include components that vary based on an index or rate, using the prevailing index or rate at the commencement date and exclude components that vary based upon other factors. For those leases that do not contain a readily determinable implicit rate, the Company uses its incremental borrowing rate at commencement to determine the present value of lease payments. Variable lease payments not included within lease contracts are expensed as incurred. The Company's leases may include options to extend or terminate the lease, and such options are reflected in the term when their exercise is reasonably certain. Lease expense is recognized on a straight-line basis over the lease term.

New Accounting Pronouncements

In November 2024, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") No. 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40), which requires a public entity to disclose in each interim and annual reporting period the amount of (a) purchases of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and (e) depreciation, depletion, and amortization recognized as part of oil- and gas-producing activities included in each relevant expense caption. It further requires a public entity to disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. Additionally, it requires a public entity to disclose the total amount of selling expenses and, in annual reporting periods, an entity's definition of selling expenses. The new standard is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. A public entity should apply the amendments in this ASU either prospectively to financials statements issued for reporting periods after the effective date of the update or retrospectively to any and all prior periods presented in the financial statements. The Company expects this ASU to only impact our disclosures with no impacts to our results of operations, cash flows or financial condition.

Note 3—Inventories, net

Inventories, net are summarized as follows (in thousands):

	December 31, 2024	December 31, 2023
Coal	$118,504	$129,989
Raw materials, parts, supplies and other, net	89,086	53,960
Total inventories, net	$207,590	$183,949

Note 4—Prepaid Expenses and Other

Prepaid expenses and other consisted of the following (in thousands):

	December 31, 2024	December 31, 2023
Deferred longwall move expenses	$24,643	$18,513
Prepaid insurance	3,616	1,991
Other	3,449	7,049
Total prepaid expenses and other	$31,708	$27,553

Note 5—Mineral Interests and Property, Plant and Equipment, net

Mineral interests totaled $147.7 million and the related accumulated depletion totaled $75.5 million and $67.3 million as of December 31, 2024 and December 31, 2023, respectively.

Property, plant and equipment are summarized as follows (in thousands):

	December 31, 2024	December 31, 2023
Land	$77,351	$74,631
Land improvements	19,939	18,372
Building and leasehold improvements	73,543	38,223
Asset retirement obligation assets	62,301	60,898
Mine development and infrastructure costs	126,266	95,021
Machinery and equipment	1,435,650	1,087,635
Financing lease right of use asset	106,959	105,469
Construction in progress	513,072	425,124
Total	2,415,081	1,905,373
Less: Accumulated depreciation	(865,611)	(725,764)
Property, plant and equipment, net	$1,549,470	$1,179,609

Depreciation and depletion expense was $154.0 million, $127.4 million, and $115.3 million, for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively. Construction in progress includes capitalized interest of $12.7 million, $12.1 million, and $1.4 million as of December 31, 2024, December 31, 2023, and December 31, 2022, respectively.

Note 6—Other Long-Term Assets

Other long-term assets consisted of the following (in thousands):

	December 31, 2024	December 31, 2023
Advance mining royalties	$23,133	$11,268
ABL Facility origination fees	2,002	3,003
Other	2,205	7,716
Total other long-term assets	$27,340	$21,987

Note 7—Income Taxes

Income tax expense consisted of the following (in thousands):

	For the year ended December 31,
	2024	2023	2022
Current
Federal	$41,112	$19,914	$—
State	3	5	—
	41,115	19,919	—
Deferred
Federal	(10,696)	51,153	143,897
State	2,644	1,718	(2,091)
	(8,052)	52,871	141,806
Total	$33,063	$72,790	$141,806

For the year ended December 31, 2024, the Company recognized income tax expense of $33.1 million or an effective tax rate of 11.7%. The Company's federal income tax payments were $26.5 million and $27.0 million in 2024 and 2023, respectively, and there were no federal income tax payments in 2022. There were no state income tax payments for any periods presented. As of December 31, 2024, the Company has a current income tax payable of $7.6 million, which is included in other current liabilities in the Balance Sheets. As of December 31, 2023, the company had a current income tax receivable of $7.8 million.

Total income tax expense differs from the expected tax expense (computed by multiplying the U.S. federal statutory rate of 21% by income before income taxes) as a result of the following (in thousands):

	For the year ended December 31,
	2024		2023		2022
	Amount	Rate	Amount	Rate	Amount	Rate
Income before income tax expense	283,666		551,419		783,104
Tax expense at statutory tax rate	$59,570	21.0%	$115,798	21.0%	$164,452	21.0%
Effect of:
Executive compensation limitation	4,595	1.6%	3,548	0.6%	3,659	0.5%
Foreign-derived intangible income deduction	(12,118)	(4.3)%	(26,077)	(4.7)%	—	—%
Percentage depletion	(14,400)	(5.1)%	(21,811)	(4.0)%	(23,638)	(3.0)%
State and local income tax, net of federal effect	2,370	0.8%	1,508	0.3%	(2,404)	(0.3)%
Marginal well tax credit	(4,943)	(1.7)%	—	—%	(87)	—%
Other	(2,011)	(0.7)%	(176)	—%	(176)	—%
Tax expense recognized	$33,063	11.7%	$72,790	13.2%	$141,806	18.1%

Deferred Taxes

Deferred income tax assets and liabilities reflect the effects of tax losses, credits, and the future income tax effects of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Significant components of the Company's deferred income tax assets and liabilities were (in thousands):

	December 31, 2024	December 31, 2023
Deferred income tax assets:
Net operating loss and credit carryforwards	$48,804	$47,940
Inventory	8,670	2,204
Asset retirement obligations	18,114	17,900
Black lung obligations	7,793	6,134
Accrued expenses	8,861	6,259
Other	1,852	1,299
Total deferred income tax assets	94,094	81,736
Less: valuation allowance for deferred income tax assets	(44,674)	(41,016)
Net deferred income tax assets	49,420	40,720
Deferred income tax liabilities:
Prepaid expenses	(10,930)	(6,757)
Property, plant and equipment	(98,283)	(100,834)
Other	(832)	(1,806)
Total deferred income tax liabilities	(110,045)	(109,397)
Net deferred income tax liability	$(60,625)	$(68,677)

During the year ended December 31, 2023, the Company fully utilized all of its federal net operating loss ("NOL") carryforwards and general business credits. The Company has state NOL carryforwards of approximately $945.2 million, which expire predominantly on December 31, 2029 through December 31, 2035.

A company generally is allowed a deduction for federal and state NOLs against its federal and state taxable income. If a Company undergoes an “ownership change” as defined in Section 382 of the Code or similar provisions of state law, its ability to deduct federal and state NOLs against its federal or state taxable income and utilize certain other available tax attributes can be limited. While the Company does not believe an ownership change has occurred since April 1, 2016, because the rules under Section 382 are highly complex and actions of the Company's stockholders which are beyond its control or knowledge could impact whether an ownership change has occurred, the Company cannot give you any assurance that another Section 382 ownership change has not occurred or will not occur in the future. Were the Company to have undergone a subsequent ownership change prior to April 1, 2018, its federal and state NOLs would effectively be reduced to zero. An ownership change after such date would severely limit the Company's ability to utilize its federal and state NOLs and other tax attributes.

Amended Rights Agreement

On February 14, 2020, the Company adopted the Rights Agreement, which was amended on March 4, 2022 by Amendment No. 1 to the Rights Agreement and on December 8, 2023 by Amendment No. 2 (the "Rights Agreement", and as amended, the "Amended Rights Agreement"), in an effort to prevent the imposition of significant limitations due to an "ownership change" within the meaning of Section 382 of the Code on the Company's ability to utilize its current federal and state NOLs to reduce its future tax liabilities. The Company's stockholders ratified the Rights Agreement at the 2020 Annual Meeting of Stockholders and ratified the Amendment No. 1 to the Rights Agreement at the 2022 Annual Meeting of Stockholders.

The Amended Rights Agreement is intended to supplement the 382 Transfer Restrictions and is designed to serve the interests of all stockholders by preserving the availability of the Company's federal and state NOLs and is similar to plans adopted by other companies with significant federal and state NOLs.

Pursuant to the Amended Rights Agreement, one preferred stock purchase right (a “Right” or the “Rights”) was distributed to stockholders of the Company for each share of common stock of the Company outstanding as of the close of business on February 28, 2020. Initially, these Rights will not be exercisable and will trade with the shares of common stock. If the Rights become exercisable, each Right will initially entitle stockholders to buy one one-thousandth of a share of a newly created series of preferred stock designated as “Series A Junior Participating Preferred Stock” at an exercise price of $159.00 per Right. While the Amended Rights Agreement is in effect, any person or group that acquires beneficial ownership of 4.99% or more of the common stock or any existing stockholder who currently owns 5.00% or more of the common stock that acquires any additional shares of common stock (such person, group or existing stockholder, an "Acquiring Person") without approval from the Board would be subject to significant dilution in their ownership interest in the Company. In such an event, each Right will entitle its holder to buy, at the exercise price, common stock having a market value of two times the then current exercise price of the Right and the Rights held by such Acquiring Person will become void. The Amended Rights Agreement also gives discretion to the Board to determine that someone is an Acquiring Person even if they do not own 4.99% or more of the common stock but do own 4.99% or more in value of the outstanding stock, as determined pursuant to Section 382 of the Code and the regulations promulgated thereunder. In addition, the Board has established procedures to consider and approve requests to exempt certain acquisitions of the Company’s securities from the Amended Rights Agreement if the Board determines that doing so would not limit or impair the availability of the federal and state NOLs or is otherwise in the best interests of the Company and conditioned upon and subject to the satisfaction of certain continuing factual representations and covenants. The Board may redeem the Rights for $0.01 per Right at any time before any person or group triggers the Amended Rights Agreement. The distribution of the Rights is not a taxable event for stockholders of the Company and will not affect the Company’s’ financial condition or results of operations (including earnings per share).

The Rights will expire on the earliest of (i) the close of business on April 19, 2026, (ii) the time at which the Rights are redeemed as provided in the Amended Rights Agreement, (iii) the time at which the Rights are exchanged as provided in the Amended Rights Agreement, (iv) the time at which the Board determines that the NOLs are fully utilized or no longer available under Section 382 of the Code, (v) the effective date of the repeal of Section 382 of the Code if the Board determines that the Amended Rights Agreement is no longer necessary or desirable for the preservation of NOLs, or (vi) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in the Amended Rights Agreement.

Valuation Allowance

The Company periodically assesses whether it is more likely than not that it will generate sufficient taxable income to realize its deferred income tax assets. The Company establishes valuation allowances if it is not likely it will realize its deferred income tax assets. In making this determination, the Company considers all available positive and negative evidence and makes certain assumptions. The Company considers, among other things, scheduled reversals of deferred tax liabilities, projected future taxable income, the overall business environment, its historical financial results, the industry's historically cyclical financial results, its cumulative three-year income or loss position and potential current and future tax planning strategies.

On February 12, 2021, the Alabama Governor signed into law Alabama House Bill 170, now Act 2021-1 (the "Act"). The Act makes several changes to the state’s business tax structure. Among the provisions of the Act, is the repeal of the so-called corporate income tax “throwback rule.” That rule required all sales originating in Alabama and delivered to a jurisdiction where the seller was not subject to tax, to be included in the seller’s Alabama income tax base. Thus, prior to repeal of the throwback rule, the Company had to rely on its Alabama NOL carryforwards to shelter taxes imposed under such throwback rule. As a result of the now repealed throwback rule, effective January 1, 2021, all such sales should now be excluded from Alabama taxable income without the need to utilize Alabama NOLs. As a result of the repeal of the throwback rule, the Company determined that it is not more likely than not that the Company would have sufficient taxable income to utilize all of the Company’s Alabama deferred income tax assets prior to expiration. Therefore, at December 31, 2024, we have a valuation allowance against our state deferred income tax assets of approximately $44.7 million.

The following table shows the balance of the Company's valuation allowance and the associated activity during 2024 :

December 31, 2024
Beginning balance	$41,016
Addition - deferred income tax expense	3,658
Ending balance	$44,674

Uncertain Tax Positions

The Company has filed income tax returns in the U.S. and in various state and local jurisdictions which are routinely examined by tax authorities in these jurisdictions. Federal and state NOLs and carryforwards are subject to adjustments based on examination and the statute of limitations is currently open for all such loss and credit carryforwards. The Company had no unrecognized tax benefits or accruals for unrecognized tax benefits as of December 31, 2024 and 2023, respectively.

The Company did not record any interest or penalties associated with income taxes for years ended December 31, 2024, 2023 and 2022, respectively, but would record interest and penalties within income tax expense.

Note 8—Asset Retirement Obligations

Changes in the asset retirement obligations (“ARO”) were as follows (in thousands):

	December 31, 2024	December 31, 2023
Balance at beginning of period	$84,166	$68,481
Accretion expense	5,259	4,175
Revisions to estimates	1,616	16,290
Obligations settled	(5,871)	(4,780)
Balance at end of period	$85,170	$84,166

The portion of costs expected to be paid within a year as of December 31, 2024 is $13.0 million. The portion of costs expected to be incurred beyond one year as of December 31, 2024 is $72.1 million. There were no assets that were legally restricted for purposes of settling asset retirement obligations at December 31, 2024. Alabama's regulatory framework technically allows for self-bonding. However, as a practical matter, due to the onerous regulatory requirements for self-bonding, mining companies in Alabama utilize surety bonds, collateral bonds, or letters of credit to meet their financial assurance requirements. At December 31, 2024, the Company had outstanding surety bonds and letters of credit with parties for post-mining reclamation at all of its mining operations totaling $50.6 million, and $7.7 million for miscellaneous purposes.

For the years ended December 31, 2024 and December 31, 2023, the change to the liability was primarily attributable to the net impact of changes in discount rates, changes in the timing of scheduled reclamation and current estimates of the costs and scope of remaining reclamation work. For the years ended December 31, 2024 and December 31, 2023, $0.2 million or $0.01 per share and $0.3 million or $0.01 per share, respectively, of the adjustment to the liability was reflected as expense in the period because there was no asset recorded to offset the adjustment to the respective liability. This portion of the liability relates to operations that were idle at the time of purchase accounting for the acquisition of certain assets in 2016 and no value was attributed to any asset as an offset for the asset retirement obligation.

Note 9—Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31, 2024	December 31, 2023
Accrued wages and employee benefits	$51,731	$36,828
Accrued operating expenses	20,035	26,082
Accrued royalties	7,203	12,729
Accrued freight	3,998	4,195
Accrued interest	1,027	1,064
Accrued non-income taxes	1,375	714
Total accrued expenses	$85,369	$81,612

Note 10— Pneumoconiosis ("Black Lung") Obligations

The Company is responsible for medical and disability benefits for black lung disease under the Federal Coal Mine Health and Safety Act of 1969, as amended. Beginning on April 1, 2016 through May 31, 2018, the Company was insured under a guaranteed cost insurance policy, through a third-party insurance carrier, for black lung claims raised by any employee subsequent to the acquisition of certain assets of Walter Energy. Beginning on June 1, 2018 through May 31, 2020 and June 1, 2020 through May 31, 2024, the Company had a deductible policy where the Company is responsible for the first $0.5 million and first $2.0 million, respectively, for each black lung claim. Beginning June 1, 2024, the Company has a deductible policy where the Company is responsible for the first $2.0 million for each black lung claim.

In addition, in connection with the acquisition of certain assets of Walter Energy, the Company assumed all black lung liabilities of Walter Energy and its U.S. subsidiaries incurred prior to March 31, 2016, for which the Company is self-insured. Due to a limited operating history as a stand-alone company and as a result of being self-insured for these historical black lung claims, the Department of Labor ("DOL") required the Company to post $17.0 million in the form of Treasury bills or surety bonds as collateral, in addition to maintaining a black lung trust acquired in the Walter Energy acquisition. The Company received a letter from the DOL on February 21, 2020 under its new process for self-insurance renewals that would require it to increase the amount of collateral posted to $39.8 million, but the Company had appealed such increase. The Company received another letter from the DOL on December 8, 2021 requesting additional information to support its appeal of the collateral requested by the DOL. On February 9, 2022, the DOL held a conference call with representatives from the Company related to our appeal. On July 12, 2022, the Company received a decision on our appeal from the DOL lowering the amount of collateral required to be posted from $39.8 million to $28 million. The Company appealed this decision. In addition, on January 19, 2023, the DOL proposed revisions to regulations under the Black Lung Benefits Act governing authorization of self-insurers, which was then subsequently revised as part of the final rules published on December 12, 2024, which became effective on January 13, 2025. The final rules requires, among other requirements, all self-insured operators to post security of at least 100 percent of their projected black lung liabilities.

As of December 31, 2024 and December 31, 2023, the Company had $18.6 million of surety bonds, respectively, and $14.6 million and $9.0 million of collateral recognized as short term investments, respectively. There were also $1.4 million and $1.8 million of assets held in a black lung trust, which is offset against the long-term portion of the black lung obligations within the Balance Sheets as of December 31, 2024 and December 31, 2023, respectively. The estimated total black lung liabilities (net of black lung trust assets) were $36.6 million as of December 31, 2024, of which $2.2 million is classified in other current liabilities and the remainder of $34.5 million is shown as a long-term liability in a separate line item in the Balance Sheets. As of December 31, 2023, the estimated black lung liabilities (net of the black lung trust assets) were $28.8 million, of which $1.9 million is classified in other current liabilities and $27.0 million is classified as a long-term liability in a separate line item in the Balance Sheets. Accretion of the black lung liabilities is included in cost of other revenues on the Statements of Operations. The Company performs an annual evaluation of its black lung liabilities at each balance sheet date. The calculation uses assumptions regarding rates of successful claims, discount factors, benefit increases and mortality rates, among others. For the years ended December 31, 2024 and December 31, 2023, the change to the liability was primarily attributable to the net impact of changes in discount rates. For the years ended December 31, 2024 and December 31, 2023, the annual evaluation resulted in expense of $7.3 million or $0.14 per share and income of $1.4 million or $0.03 per share, respectively, which is included in costs of other revenues in the Statements of Operations.

Note 11—Employee Benefit Plans

Defined Contribution Plans

The Company sponsors a defined contribution plan to assist its eligible employees in providing for retirement. Generally, under the terms of the plan, employees make voluntary contributions through payroll deductions and the Company makes matching contributions, as defined by the plan. Contributions to these defined contribution plans amounted to $4.9 million for the year ended December 31, 2024, $4.0 million for the year ended December 31, 2023 and $3.2 million for the year ended December 31, 2022 accounted for in cost of sales, cost of other revenues and selling, general and administrative costs in the Statements of Operations.

Collective Bargaining Agreement

The Company's CBA contract with the UMWA expired on April 1, 2021. While the Company continues to engage in good faith negotiations with the UMWA, the Company has not reached a new contract. On February 16, 2023, the labor union representing certain of the Company's hourly employees announced that they were ending the strike and made an unconditional offer to return to work. Approximately 56.0% of the Company's employees were represented by the UMWA as of December 31, 2024.

Note 12—Equity Award Plans

Warrior Met Coal, Inc. 2017 Equity Incentive Plan

In connection with the Company's initial public offering, the Company adopted the Warrior Met Coal, Inc. 2017 Equity Incentive Plan (the “2017 Equity Plan”).

Under the 2017 Equity Plan, directors, officers, employees, consultants and advisors and those of affiliated companies, as well as those who have accepted offers of employment or consultancy from the Company or the Company’s affiliated companies, may be granted equity interest in Warrior Met Coal, Inc. in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards, and performance awards.

The total number of shares of common stock, including incentive stock options, available for grant of awards under the 2017 Equity Plan as of December 31, 2024 is 4,178,991. If any outstanding award expires, is canceled, forfeited, or settled in cash, the shares allocable to that award will again be available for grant under the 2017 Equity Plan.

As of December 31, 2024, the equity awards granted under the 2017 Equity Plan are comprised of common stock, restricted stock awards, and restricted stock unit awards. The Company recognized stock compensation expense of $22.1 million for the year ended December 31, 2024 associated with awards granted under the 2017 Equity Plan. Unrecognized compensation expense related to the 2017 Equity Plan amounted to approximately $1.7 million as of December 31, 2024.

A summary of activity related to restricted stock unit award grants under the 2017 Equity Incentive Plan during the years ended December 31, 2024, December 31, 2023 and December 31, 2022 is as follows:

	Shares	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2021	828,402	$20.11
Granted	336,566	$23.13
Canceled	(70,110)	$15.09
Forfeited	(14,905)	$27.03
Vested	(323,890)	$21.88
Non-vested at December 31, 2022	756,063	$26.99
Granted	527,636	$29.90
Canceled	(5,982)	$36.60
Forfeited	(324)	$37.43
Vested	(608,224)	$29.10
Non-vested at December 31, 2023	669,169	$40.66
Granted	355,949	$52.02
Canceled	(1,552)	$60.39
Forfeited	(1,449)	$50.35
Vested	(522,423)	$35.04
Outstanding at December 31, 2024	499,694	$54.54

Performance-based restricted shares have been presented in the table above to reflect the actual shares issued based on the achievement of past performance targets. Non-vested performance-based restricted shares granted are presented in the table above at the target number of restricted shares that would vest if the performance targets are met.

Note 13—Debt

The Company's debt consisted of the following (in thousands):

			Weighted Average Interest Rate at
	December 31, 2024	December 31, 2023	December 31, 2024	Final Maturity
Senior secured notes	$156,517	$156,517	7.875%	December 2028
ABL facility	—	—	Varies1	December 2026
Debt discount, net	(2,905)	(3,494)
Total debt	153,612	153,023
Less: current debt	—	—
Total long-term debt	$153,612	$153,023

1.
Borrowings under the ABL Facility bear interest at a rate equal to Secured Overnight Financing Rate ("SOFR") ranging currently from 1.5% and 2.0%, plus a credit adjustment spread, ranging currently from 0.11448% to 0.42826%, or an alternate base rate plus an applicable margin, which is determined based on the average availability of the commitments under the ABL Facility, ranging from 0.5% to 1.0%.

The Company's minimum debt repayment schedule, excluding interest, as of December 31, 2024 is as follows (in thousands):

	Payments Due
	2025	2026	2027	2028	Thereafter
Senior secured notes	$—	$—	$—	$156,517	$—
ABL facility	—	—	—	—	—
Total	$—	$—	$—	$156,517	$—

ABL Facility

On December 6, 2021, the Company entered into the Second Amended and Restated Asset-Based Revolving Credit Agreement (the “Second Amended and Restated Credit Agreement”), by and among the Company and certain of its subsidiaries, as borrowers, the guarantors party thereto, the lenders from time to time party thereto and Citibank, as administrative agent (in such capacity, the "Agent"), which amends and restates in its entirety the existing Amended and Restated Asset-Based Revolving Credit Agreement (as amended, the “ABL Facility”). The Second Amended and Restated Credit Agreement, among other things, (i) extended the maturity date of the ABL Facility to December 6, 2026; (ii) changed the calculation of the interest rate payable on borrowings from being based on a London Inter-Bank Offered Rate to be based on a Secured Overnight Financing Rate, with corresponding changes to the applicable interest rate margins with respect to such borrowings, (iii) amended certain definitions related to the calculation of the borrowing base; (iv) increased the commitments that may be used to issue letters of credit to $65.0 million; and (v) amended certain baskets contained in the covenants to conform to the baskets contained in the indenture governing the Notes (the "Indenture"). The Second Amended and Restated Credit Agreement also allows the Company to borrow up to $116.0 million through November 2026, subject to availability under the borrowing base and other conditions.

Under the ABL Facility, up to $10.0 million of the commitments may be used to incur swingline loans from Citibank and up to $65.0 million of the commitments may be used to issue letters of credit. The ABL Facility will mature on December 6, 2026. As of December 31, 2024, no loans were outstanding under the ABL Facility and there were $2.5 million of letters of credit issued and outstanding under the ABL Facility. At December 31, 2024, the Company had $113.5 million of availability under the ABL Facility.

Subject to permitted exceptions, the obligations of the borrowers under the ABL Facility are guaranteed by each of the Company's domestic subsidiaries and secured by (i) first-priority security interests in the ABL Priority Collateral (as defined in the Indenture), which includes, among other things, certain accounts receivables, inventory and cash of the Company and the guarantors, and (ii) second-priority security interests in the Notes Priority Collateral (as defined in the Indenture), which includes, among other things, material mining properties, shares of capital stock of the guarantors, intellectual property, as extracted collateral (to the extent not constituting inventory), and certain fixed assets of the Company and the guarantors.

The ABL Facility contains customary covenants for asset-based credit agreements of this type, including among other things: (i) requirements to deliver financial statements, other reports and notices; (ii) restrictions on the existence or incurrence of certain indebtedness; (iii) restrictions on the existence or incurrence of certain liens; (iv) restrictions on making certain restricted payments; (v) restrictions on making certain investments; (vi) restrictions on certain mergers, consolidations and asset dispositions; (vii) restrictions on certain transactions with affiliates; and (viii) restrictions on modifications to certain indebtedness. Additionally, the ABL Facility contains a springing fixed charge coverage ratio of not less than 1.00 to 1.00, which ratio is tested if availability under the ABL Facility is less than a certain amount. As of December 31, 2024, the Company was not subject to this covenant. Subject to customary grace periods and notice requirements, the ABL Facility also contains customary events of default.

The Company was in compliance with all applicable covenants under the ABL Facility as of December 31, 2024.

Senior Secured Notes

On December 6, 2021, the Company issued $350.0 million in aggregate principal amount of 7.875% senior secured notes due 2028 (the “Notes”) at an initial price of 99.3% of their face amount. The Notes were issued to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in accordance with Regulation S under the Securities Act. The Company used the net proceeds of the offering of the Notes, together with cash on hand, to fund the redemption of all of the Company’s outstanding 8.00% senior secured notes due 2024 (the "Existing Notes”), including payment of the redemption premium in connection with such redemption.

The Notes will accrue interest at a rate of 7.875% per year from December 6, 2021. Interest on the Notes will be payable on June 1 and December 1 of each year, commencing on June 1, 2022. The Notes will mature on December 1, 2028. The Notes are fully and unconditionally guaranteed on a joint and several basis by each of the Company's direct and indirect wholly-owned domestic restricted subsidiaries that are guarantors under the ABL Facility (subject to customary release provisions).

During the year ended December 31, 2023, the Company repurchased in the open market and extinguished approximately $8.0 million principal amount of the Notes. In connection with the extinguishment of our Notes, we recognized a loss on early extinguishment of debt of $0.1 million which is included in interest expense in the Statements of Operations.

Offers to Purchase the Notes

On August 9, 2023, we commenced an offer to purchase (the “Restricted Payment Offer”), in cash, up to $150.0 million principal amount of its outstanding Notes, at a repurchase price of 103% of the aggregate principal amount of such Notes, plus accrued and unpaid interest with respect to such Notes to, but not including, the date of repurchase (the “Restricted Payment Repurchase Price”). Concurrently with, but separate from, the Restricted Payment Offer, we commenced a cash tender offer (the “Tender Offer” and, together with the Restricted Payment Offer, the “Offers”) to purchase up to $150.0 million principal amount of the Notes at a repurchase price of 104.25% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to, but not including, the date of repurchase (the “TO Repurchase Price”). The Offers expired on September 7, 2023 (the “Expiration Date”).

Restricted Payment Offer

As of the Expiration Date, $0.2 million aggregate principal amount of the Notes were validly tendered and not validly withdrawn pursuant to the Restricted Payment Offer. Pursuant to the terms of the Restricted Payment Offer:

(1)
an automatic pro ration factor of 49.5674% was applied to the $0.2 million aggregate principal amount of the Notes that were validly tendered and not validly withdrawn in the Restricted Payment Offer (rounded down to avoid the purchase of Notes in a principal amount other than in integrals of $1,000), which resulted in $0.1 million aggregate principal amount of the Notes (the “RP Pro-Rated Tendered Notes”);
(2)
we accepted all $0.1 million aggregate principal amount of the RP Pro-Rated Tendered Notes for payment of the Restricted Payment Repurchase Price in cash; and
(3)
the remaining balance of $0.1 million aggregate principal amount of the Notes tendered that were not RP Pro-Rated Tendered Notes were not accepted for payment and were returned to the tendering holder of the Notes.

We consummated the Restricted Payment Offer on September 8, 2023.

Accordingly, pursuant to the terms of the Indenture, we will have the ability from time to time in the future to make one or more restricted payments (the "Proposed Restricted Payment") in the form of special dividends to holders of our common stock and/or repurchases of our common stock in the aggregate amount of up to $299.9 million consistent with the terms of the Capital Allocation Policy adopted by our Board. Any future Proposed Restricted Payments will be at the discretion of the Board and subject to a number of factors and there can be no assurance that we will make any Proposed Restricted Payments in the future.

Tender Offer

As of the Expiration Date, $294.8 million aggregate principal amount of the Notes were validly tendered and not validly withdrawn pursuant to the Tender Offer. Pursuant to the terms of the Tender Offer:

(1)
an automatic pro ration factor of 49.6% was applied to the $294.8 million aggregate principal amount of the Notes that were validly tendered and not validly withdrawn in the Tender Offer (rounded down to avoid the purchase of Notes in a principal amount other than in integrals of $1,000), which resulted in $146.0 million aggregate principal amount of the Notes (the “TO Pro-Rated Tendered Notes”);
(2)
we accepted all $146.0 million aggregate principal amount of the TO Pro-Rated Tendered Notes for payment of the TO Repurchase Price in cash; and
(3)
the remaining balance of $148.8 million aggregate principal amount of the Notes tendered that were not TO Pro-Rated Tendered Notes were not accepted for payment and were returned to the tendering holder of the Notes.

We consummated the Tender Offer on September 11, 2023.

In connection with the payments for the RP Pro-Rated Tendered Notes and the TO Pro-Rated Tendered Notes, we recognized a loss on early extinguishment of debt of $11.7 million during the year ended December 31, 2023.

Note 14—Leases

The Company primarily enters into rental agreements for certain mining equipment that are for periods of 12 months or less, some of which include options to extend the leases. Leases that are for periods of 12 months or less are not recorded on the balance sheet in accordance with the Company's accounting policy election described in Note 2. The Company recognizes lease expense on these agreements on a straight-line basis over the lease term. Additionally, the Company has certain finance leases for mining equipment that expire over various contractual periods. These leases have remaining lease terms of one to five years and do not include an option to renew. Amortization expense for finance leases is included in depreciation and depletion expense.

Supplemental balance sheet information related to leases was as follows (in thousands):

	December 31, 2024	December 31, 2023
Finance lease right-of-use assets, net(1)	$56,702	$67,014
Finance lease liabilities
Current	13,208	11,463
Noncurrent	6,217	8,756
Total finance lease liabilities	$19,425	$20,219

Weighted average remaining lease term - finance leases (in months)	17.9	20.8
Weighted average discount rate - finance leases(2)	7.25%	7.02%

(1)
Finance lease right-of-use assets, recorded net of accumulated amortization of $50.3 million and $38.5 million, are included in property, plant and equipment, net in the Balance Sheets as of December 31, 2024 and December 31, 2023, respectively. See Note 5 for additional disclosure.
(2)
When an implicit discount rate is not readily available in a lease, the Company uses its incremental borrowing rate based on information available at the commencement date when determining the present value of lease payments.

The components of lease expense were as follows (in thousands):

	For the year ended December 31,
	2024	2023
Operating lease cost(1):	$34,877	$29,675
Finance lease cost:
Amortization of leased assets	22,184	21,720
Interest on lease liabilities	4,613	1,935
Net lease cost	$61,674	$53,330

(1)
Includes leases that are for periods of 12 months or less.

Maturities of lease liabilities are as follows (in thousands):

Finance Leases(1)
2025	$15,928
2026	2,989
2027	1,667
Thereafter	—
Total	20,584
Less: amount representing interest	(1,159)
Present value of lease liabilities	$19,425

(1)
Finance lease payments include $2.7 million of future payments required under signed lease agreements that have not yet commenced. These finance leases will commence during fiscal year 2025 with lease terms between one to two years.

Supplemental cash flow information related to leases was as follows (in thousands):

	For the year ended December 31,
	2024	2023
Cash paid (received) for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	$4,613	$1,935
Financing cash outflows from finance leases	$17,414	$32,330
Financing cash inflows from finance leases	$(4,503)	$—
Non-cash right-of-use assets obtained in exchange for lease obligations:
Finance leases	$12,147	$11,312

Note 15—Commitments and Contingencies

Environmental Matters

The Company is subject to a wide variety of laws and regulations concerning the protection of the environment, both with respect to the construction and operation of its plants, mines and other facilities and with respect to remediating environmental conditions that may exist at its own and other properties.

The Company believes that it is in substantial compliance with federal, state and local environmental laws and regulations. The Company accrues for environmental expenses resulting from existing conditions that relate to past operations when the costs are probable and can be reasonably estimated. As of December 31, 2024 and December 31, 2023, there were no accruals for environmental matters other than asset retirement obligations for mine reclamation.

Miscellaneous Litigation

From time to time, the Company is party to a number of lawsuits arising in the ordinary course of their businesses. The Company records costs relating to these matters when a loss is probable and the amount can be reasonably estimated. The effect of the outcome of these matters on the Company’s future results of operations cannot be predicted with certainty as any such effect depends on future results of operations and the amount and timing of the resolution of such matters. As of December 31, 2024 and December 31, 2023, there were no items accrued for miscellaneous litigation.

Commitments and Contingencies—Other

The Company is party to various transportation and throughput agreements with rail and barge transportation providers and the Alabama State Port Authority. These agreements contain annual minimum tonnage guarantees with respect to coal transported from the mine sites to the Port of Mobile in Alabama, unloading of rail cars or barges, and the loading of vessels. If the Company does not meet its minimum throughput obligations, which are based on annual minimum amounts, it is required to pay the transportation providers or the Alabama State Port Authority a contractually specified amount per metric ton for the difference between the actual throughput and the minimum throughput requirement. At December 31, 2024 and December 31, 2023, the Company had no liability recorded for minimum throughput requirements.

Royalty Obligations

A substantial amount of the coal that the Company mines is produced from mineral reserves leased from third-party landowners. These leases convey mining rights to the Company in exchange for royalties to be paid to the landowner as either a fixed amount per ton or as a percentage of the sales price. Although coal leases have varying renewal terms and conditions, they generally last for the economic life of the reserves. Coal royalty expense was $123.0 million, $120.5 million, and $138.9 million, for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively.

Note 16—Stockholders' Equity

Common Shares

The Company is authorized to issue up to 140,000,000 common shares, $0.01 par value per share. Holders of common shares are entitled to receive dividends when authorized by the Company's Board of Directors (the "Board").

Stock Repurchase Program

On March 26, 2019, the Board approved the Company's second stock repurchase program (the “New Stock Repurchase Program”) that authorizes repurchases of up to an aggregate of $70.0 million of the Company's outstanding common stock. The Company fully exhausted its previous stock repurchase program (the "First Stock Repurchase Program") of $40.0 million of its outstanding common stock. The New Stock Repurchase Program does not require the Company to repurchase a specific number of shares or have an expiration date. The New Stock Repurchase Program may be suspended or discontinued by the Board at any time without prior notice.

Under the New Stock Repurchase Program, the Company may repurchase shares of its common stock from time to time, in amounts, at prices and at such times as the Company deems appropriate, subject to market and industry conditions, share price, regulatory requirements and other considerations as determined from time to time by the Company. The Company’s repurchases may be executed using open market purchases or privately negotiated transactions in accordance with applicable securities laws and regulations, including Rule 10b-18 of the Exchange Act and repurchases may be executed pursuant to Rule 10b5-1 under the Exchange Act. Repurchases will be subject to limitations in the ABL Facility and the Indenture. The Company intends to fund repurchases under the New Stock Repurchase Program from cash on hand and/or other sources of liquidity. Any future repurchases of shares of the Company's common stock will be subject to the 1% excise tax under the IRA.

As of December 31, 2024, the Company has repurchased 500,000 shares for approximately $10.6 million, leaving $59.4 million of share repurchases authorized under the New Stock Repurchase Program.

Dividends

The Company declared the following dividends on common shares as of the filing date of this Form 10-K:

Dividend per Share	Dividend Type	Declaration Date	Record Date	Payable Date
$0.08	Quarterly	February 9, 2024	February 20, 2024	February 26, 2024
$0.50	Special	February 9, 2024	March 1, 2024	March 7, 2024
$0.08	Quarterly	April 25, 2024	May 6, 2024	May 13, 2024
$0.08	Quarterly	July 26, 2024	August 6, 2024	August 13, 2024
$0.08	Quarterly	October 25, 2024	November 5, 2024	November 12, 2024
$0.08	Quarterly	February 11, 2025	February 24, 2025	March 3, 2025

Preferred Shares

The Company is authorized to issue up to 10,000,000 shares of preferred stock, $0.01 par value per share.

Note 17—Derivative Instruments

The Company enters into natural gas swap contracts from time to time to hedge the exposure to variability in expected future cash flows associated with the fluctuations in the price of natural gas related to the Company’s forecasted sales. As of December 31, 2024, the company had 5,500,000 metric million British thermal unit gas contracts outstanding. As of December 31, 2023, there were no such natural gas swap contracts outstanding.

The Company’s natural gas swap contracts economically hedge certain risks but are not designated as hedges for financial reporting purposes. All changes in the fair value of these derivative instruments are recorded as other revenues in the Statements of Operations. The Company had an unrealized loss of $1.8 million for the year ended December 31, 2024 and recognized a loss of $1.2 million for the year ended and December 31, 2023.

Note 18—Fair Value of Financial Instruments

The following table presents information about the Company’s financial liabilities measured at fair value on a recurring basis and indicates the level of the fair value hierarchy utilized to determine such fair value (in thousands):

	Fair Value Measurements as of December 31, 2024 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Natural gas swap contracts	$—	$1,835	$—	$1,835

Fair Value Measurements as of December 31, 2023 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Natural gas swap contracts	$—	$—	$—	$—

During the year ended December 31, 2024, there were no transfers between Level 1, Level 2 and Level 3. The Company uses quoted dealer prices for similar contracts in active over-the-counter markets for determining fair value of Level 2 assets or liabilities.

The following methods and assumptions were used to estimate the fair value for which the fair value option was not elected:

Cash and cash equivalents, short-term investments, receivables and accounts payable—The carrying amounts reported in the Balance Sheet approximate fair value due to the short-term nature of these assets and liabilities.

Long-term investments and restricted cash—The amortized cost carrying amounts reported in the Condensed Balance Sheets approximate fair value due to the nature of fixed income securities.

Debt—The Company's outstanding debt is carried at cost. As of December 31, 2024, the Company had no borrowings outstanding under the ABL Facility, with $113.5 million available, net of $2.5 million of letters of credit issued and outstanding at such time. The estimated fair value of the Notes as of December 31, 2024 is approximately $161.2 million based upon observable market data (Level 2).

Note 19—Net Income per Share

The computation of basic net income per share is based on the number of weighted average common shares outstanding during the period. The computation of diluted net income per share is based on the weighted average number of shares outstanding plus the incremental shares that would be outstanding assuming issuance of restricted stock. The number of incremental shares is calculated by applying the treasury stock method. Basic and diluted net income per share was calculated as follows (in thousands, except per share data):

	For the year ended December 31,
	2024	2023	2022
Numerator:
Net income	$250,603	$478,629	$641,298
Denominator:
Weighted-average shares used to compute net income per share—basic	52,287	51,973	51,622
Dilutive restricted stock awards and units	58	72	93
Weighted-average shares used to compute net income per share—diluted	52,345	52,045	51,715
Net income per share—basic	$4.79	$9.21	$12.42
Net income per share—diluted	$4.79	$9.20	$12.40

As of December 31, 2024, there were 166,547 restricted stock unit awards for which the service-based vesting conditions for these awards were not met as of the measurement date. As such, these awards were excluded from basic earnings per share. These awards had a 58,482 share impact on dilutive weighted average shares for the year ended December 31, 2024.

As of December 31, 2024, there were 333,147 shares granted under the 2017 Equity Plan to employees, for which neither the service based nor performance based vesting conditions were met as of the measurement date. As such, these shares have been excluded from basic and diluted earnings per share.

Note 20—Segment Information

The Company generates revenue primarily through the production of steelmaking coal for sale to the steel industry. The Company also generates ancillary revenues from the sale of natural gas extracted as a byproduct from the underground coal mines and royalty revenues from leased properties.

Following the commencement of revenue-generating activities for the Blue Creek mine during the three months ended June 30, 2025, the manner in which the Company's chief operating decision maker (“CODM”), the Chief Executive Officer, measures financial performance and allocates resources changed. The Company reassessed its segment reporting and has determined that it continues to have one reportable segment identified as Mining which consists of: Mine No. 4, Mine No. 7 and the Blue Creek mine.

The Company has determined that its natural gas and royalty businesses did not meet the criteria in ASC 280 to be considered as a reportable segments. Therefore, the Company has included their results in an “all other” category as a reconciling item to consolidated amounts. The Company recast prior period information related to the change in segments on this Form 10-K ended December 31, 2024, however, there were no revenues or cost of sales associated with the Blue Creek mine until the three months ended June 30,2025.

The Company does not allocate all of its assets, or its depreciation and depletion expense, selling, general and administrative expenses, transactions costs, interest income (expense), and income tax expense by segment.

The following tables include reconciliations of segment information to consolidated amounts (in thousands):

	For the year ended December 31,
	2024	2023	2022
Revenues
Mining	$1,499,980	1,647,992	$1,707,579
All other	25,240	28,633	31,159
Total revenues	$1,525,220	$1,676,625	$1,738,738

Segment profit
Revenue	$1,499,980	$1,647,992	$1,707,579
Cash cost of sales (exclusive of depreciation and depletion)(1)	999,188	904,319	705,425
Other segment items(2)	8,109	5,950	5,180
Segment profit	$492,683	$737,723	$996,974

Transportation and royalties
Mining	$367,059	$367,949	$339,973
All other	—	263	310
Total transportation and royalties	$367,059	$368,212	$340,283

Assets
Mining	$2,456,973	$2,220,771	$1,909,382
All other	134,543	136,287	118,713
Total assets	$2,591,516	$2,357,058	$2,028,095

Depreciation and depletion
Mining	$145,229	$120,192	$108,484
All other	8,753	7,164	6,795
Total depreciation and depletion	$153,982	$127,356	$115,279

Capital Expenditures
Mining	$450,713	$484,730	$198,240
All other	6,508	6,944	7,002
Total capital expenditures	$457,221	$491,674	$205,242

(1)
The significant expense category and amounts align with the segment-level information that is regularly reviewed by the CODM.
(2)
Other segment items include non-cash charges to cost of sales (exclusive of depreciation and depletion) of asset retirement obligation accretion and valuation adjustments and stock compensation expense.

For the years ended December 31, 2024, 2023, and 2022 the Company's Mining segment had revenues comprising greater than 10% from the following customers:

	For the year ended December 31,
	2024	2023	2022
Customer A	$178,087	$246,443	$—
Customer B	—	195,283	—
Customer C	190,138	205,699	207,799
Customer D	190,811	—	330,121
Customer E	—	—	186,992

(1)
Customers with a zero did not trip the 10% quantitative threshold for that period.

The Company evaluates the performance of its segment based on Segment Adjusted EBITDA, which is defined as net income adjusted for other revenues, cost of other revenues, depreciation and depletion, selling, general and administrative, other postretirement benefits, and certain transactions or adjustments that the CODM does not consider for the purposes of making decisions to allocate resources among segments or assessing segment performance. Segment Adjusted EBITDA should not be considered as an alternative to cost of sales under GAAP and may not be comparable to other similarly titled measures used by other companies. Below is a reconciliation of Segment Adjusted EBITDA to net income, which is its most directly comparable financial measure calculated and presented in accordance with GAAP (in thousands):

	For the year ended December 31,
	2024	2023	2022
Segment Adjusted EBITDA	$492,683	$737,723	$996,974
Other revenues	25,240	28,633	31,159
Cost of other revenues	(45,449)	(37,486)	(27,047)
Depreciation and depletion	(153,982)	(127,356)	(115,279)
Selling, general and administrative	(63,078)	(51,817)	(48,791)
Business interruption	(524)	(8,291)	(23,455)
Idle mine	—	—	(12,137)
Loss on early extinguishment of debt	—	(11,699)	—
Other (expense) income	—	(1,027)	675
Interest income	33,047	40,699	12,438
Interest expense	(4,271)	(17,960)	(31,433)
Income before income taxes	283,666	551,419	783,104
Income tax expense	(33,063)	(72,790)	(141,806)
Net income	$250,603	$478,629	$641,298

Note 21—Subsequent Events

On February 11, 2025, the Board declared a regular quarterly cash dividend of $0.08 per share, which will be paid on March 3, 2025 to stockholders of record as of the close of business on February 24, 2025.